Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Secures $7.0 million Financing Facility

- Enters new accounts receivable financing facility with Silicon Valley Bank -

- Lowers effective interest rate on borrowings to between 6.0% and 7.0% -

SAN DIEGO, CA – October 1, 2012 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband access solutions to the worldwide telecommunications market, has secured a $7.0 million revolving line of credit with Silicon Valley Bank. The accounts receivable financing facility replaced an existing facility and is being used to fund the company’s short-term working capital needs, but at significantly lower interest rates. The effective interest at current market rates on borrowings under the new Silicon Valley Bank facility are between 6.0% and 7.0% per annum, compared to interest rates ranging from 16.0% to 24.0% under the company’s prior facility.

Patrick Gray, chief financial officer of Axesstel, said, “An important goal for 2012 was to use the improvement in our operating performance to reduce our cost of borrowing and further improve profitability. We are particularly pleased to have restructured our financing facility with a leading banking institution like Silicon Valley Bank, and to have done it without the issuance of any warrants or dilution to our stockholders.”

“We are excited to expand our relationship with Axesstel by providing the line of credit to finance the company’s working capital needs,” said Frederick “Buzz” Kreppel, senior relationship manager for Silicon Valley Bank. “We look forward to helping the team with continued success.”

The new credit facility provides for a working capital-based revolving line of credit where Silicon Valley Bank, in its discretion, will make advances in the amount of up to 80.0% of the value of eligible accounts receivable and eligible purchase orders for inventory in transit to a customer. Interest on each advance is calculated on the basis of Silicon Valley Bank’s prime rate plus a

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specified margin multiplied by the face amount of the eligible account receivable or purchase order. The specified margin is 1.0% for eligible accounts receivable and 1.4% for eligible purchase orders. However, if the company’s EBITDA for any trailing six month period falls below $1.0 million, the specified margins increase to 3.0% and 3.2%, respectively. The credit facility has a term of one year.

Advances under the financing facility are secured by a lien on substantially all of the company’s assets. The financing agreements contain affirmative and negative covenants, including an agreement not to incur additional indebtedness or pledge or encumber the company’s assets, other than for certain permitted debt and permitted liens. Any default under the loan agreement could result in the acceleration of the company’s obligations under the new credit facility, an increase in the applicable interest rate, and would permit Silicon Valley Bank to exercise remedies with respect to its security interest in the company’s assets.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes fixed wireless phones, wire-line replacement terminals, and 3G and 4G broadband gateway devices used to access voice calling and high-speed data services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2012 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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